EXHIBIT 11


                        COMPUTATION OF NET LOSS PER SHARE


                                                  Three Months      Six Months
                                                      Ended            Ended
                                                  June 30, 1996    June 30, 1996
                                                  -------------    -------------

Net Loss .......................................   $ (133,526)      $ (176,693)
                                                   ----------       ----------

Weighted Avg. number of shares of common stock
  outstanding during the periods after giving
  effect to the 1-3 reverse stock split ........    1,331,676        1,329,106

Common equivalent shares from stock options
  issued during the 12-month period
  prior to the registration statement filing
  using the treasury stock method ..............         --             99,462

Conversion of Series A Convertible Preferred
  Stock using the if-converted method ..........         --          2,479,942

Conversion of Series B Convertible Preferred
  Stock using the if-converted method ..........         --          1,295,807
                                                   ----------       ----------
Shares used in calculation of EPS ..............    1,331,676        5,204,317

Net Loss per share .............................   $    (0.10)      $    (0.03)
                                                   ==========       ==========


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